Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Sonnet BioTherapeutics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share underlying Warrants	Rule 457(c)	5,150,000	$0.365	$1,879,750	$0.00011020	$207.15
		Total Offering Amounts						$207.15
		Total Fees Previously Paid						$0
		Net Fee Due						$207.15

(1)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional common shares as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $0.365, the average of the high $0.38 and low $0.35 reported sales prices of the registrant’s common stock on the Nasdaq Capital Market on July 21, 2023.